FOR IMMEDIATE RELEASE
Investors and Media:
Julie D. Tracy
Sr. Vice President, Chief Communications Officer Wright Medical Group, Inc. (901) 290-5817 julie.tracy@wmt.com
Wright Medical Group, Inc. Appoints Pascal E.R. Girin as Executive Vice President and Chief Operating Officer

Company also Announces New U.S. Divisional Structure

Eric Stookey Promoted to President of Extremities Division and Ted Davis Promoted to President of OrthoRecon Division
ARLINGTON, Tenn. - November 6, 2012 - Wright Medical Group, Inc. (NASDAQ: WMGI) today announced that Pascal E.R. Girin has been appointed Executive Vice President and Chief Operating Officer. In this newly created position, Mr. Girin will have global operating responsibility for Wright's Extremities, OrthoRecon and International businesses and Clinical, Regulatory and Quality, reporting directly to the Chief Executive Officer. Mr. Girin's first day of employment will be the later of November 19, 2012 or the date the transfer of his visa is finalized.

“I'm delighted to announce Pascal's appointment to this new position to lead our global businesses,” stated Robert Palmisano, President and Chief Executive Officer of Wright Medical. “Pascal is a proven leader with significant operational experience. While working with me at ev3, Pascal was a major contributor to the company's growth and success, including the rapid expansion of ev3's worldwide neurovascular business to the #2 overall revenue share position, the successful acquisition of Chestnut Medical, and the growth of ev3's peripheral vascular and international businesses at rates that significantly outpaced the market.”

Palmisano continued, “In addition to Pascal's appointment, we have made some important changes to the way our business is organized and structured. In the U.S., we will now have an Extremities division and an OrthoRecon division. In conjunction with this new structure, I'm pleased to announce the promotion of Eric Stookey to be the President of the Extremities division and Ted Davis to be the President of the OrthoRecon division. Both Eric and Ted will report to Pascal Girin in his newly created role of Executive Vice President and Chief Operating Officer. During their tenure with Wright, both Eric and Ted have demonstrated their knowledge of our markets, their understanding of our customers and their leadership within the company. I'm confident that Pascal's appointment, as well as our new structure, will further bolster our ability to capitalize on the growth opportunities in front of us and accelerate our market performance.”
Prior to joining Wright Medical, Mr. Girin served as Chief Executive Officer of Keystone Dental Inc. from February 2011 to June 2012 and Executive Vice President and Chief Operating Officer of Keystone Dental Inc. from October 2010 to February 2011. Prior to Keystone, Mr. Girin served in several executive roles at ev3 Inc. from September 2003 to September 2010, including Executive Vice President and Chief Operating Officer; Executive Vice President and President, Worldwide Neurovascular and International; Senior Vice President and President, International; and General Manager, Europe. From September 1998 to August 2003, Mr. Girin served in various capacities at BioScience Europe Baxter Healthcare

Corporation. Mr. Girin received an engineering education at the French Ecole des Mines. Mr. Girin previously served on the board of directors of Tornier N.V. from November 2010 to November 2012.

Wright Medical also announced today that in connection with Mr. Girin's appointment as Executive Vice President, Chief Operating Officer and as an inducement to his employment with Wright, the Compensation Committee of its Board of Directors approved the grant of a stock option to Mr. Girin, which will be made on his initial date of employment, to purchase up to 184,500 shares of Wright's common stock, priced at fair market value as of the grant date. The stock option vests and becomes exercisable in four equal, annual installments beginning on the first anniversary of the grant, conditioned on Mr. Girin's continued employment. The stock option has a ten year term and is subject to the terms and conditions of the stock option agreement pursuant to which the option was granted.

This press release is being made in accordance with NASDAQ Listing Rule 5635(c)(4).

About Wright Medical

Wright Medical Group, Inc. is a global orthopaedic medical device company and a leading provider of surgical solutions for the foot and ankle market. The Company specializes in the design, manufacture and marketing of devices and biologic products for extremity, hip and knee repair and reconstruction. The Company has been in business for more than 60 years and markets its products in over 60 countries worldwide. For more information about Wright Medical, visit the Company's website at www.wmt.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management's current knowledge, assumptions, beliefs, estimates, and expectations and express management's current view of future performance, results, and trends. Forward looking statements may be identified by their use of terms such as anticipate, believe, could, estimate, expect, intend, may, plan, predict, project, will, and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to materially differ from those described in the forward-looking statements. The reader should not place undue reliance on forward-looking statements. Such statements are made as of the date of this press release, and we undertake no obligation to update such statements after this date. Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements are discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, in each case under the heading “Risk Factors” and elsewhere in such filings). By way of example and without implied limitation, such risks and uncertainties include: future actions of the United States Attorney's office, the FDA, the Department of Health and Human Services or other U.S. or foreign government authorities that could delay, limit or suspend our development, manufacturing, commercialization and sale of products, or result in seizures, injunctions, monetary sanctions or criminal or civil liabilities; any actual or alleged breach of the Corporate Integrity Agreement to which we are subject through September 2015 which could expose us to significant liability including exclusion from Medicare, Medicaid and other federal healthcare programs, potential criminal prosecution, and civil and criminal fines or penalties; adverse outcomes in existing product liability litigation; new product liability claims; inadequate insurance coverage; the possibility of private securities litigation or shareholder derivative suits; demand for and market acceptance of our new and existing products; potentially burdensome tax measures; lack of suitable business development opportunities; product quality or patient safety issues; challenges to our intellectual property rights; geographic and product mix impact on our sales; our inability to retain key sales representatives, independent distributors and other personnel or to attract new talent; inventory reductions or fluctuations in buying patterns by wholesalers or distributors; inability to realize the anticipated benefits of restructuring initiatives; negative impact of the commercial and credit environment on us, our customers and our suppliers; and the potentially negative effect of our ongoing compliance enhancements on our relationships with customers, and on our ability to deliver timely and effective medical education, clinical studies, and new products.

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